Exhibit 99.1

Press Release	CONTACT:
Fred Kurland
Chief Financial Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com www.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES FIRST QUARTER 2004 RESULTS

MENLO PARK, Calif., (May 26, 2004) — Corcept Therapeutics Incorporated (NASDAQ: CORT) today reported financial results for the first quarter ended March 31, 2004.

For the first quarter of 2004, Corcept reported a net loss of $2.6 million, or $0.28 per share compared to a net loss of $2.8 million, or $0.36 per share for the first quarter of 2003.

Total operating expenses were $2.6 million for the first quarter of 2004 compared to total operating expenses of $2.9 million in the first quarter of 2003. In the first quarter of 2004, research and development expenses decreased to $1.6 million from $3.2 million in the first quarter of 2003. This decrease was primarily due to decreases in clinical trial expenses because of the completion of two double-blind trials for the treatment of psychotic major depression (PMD) in 2003.

General and administrative expenses increased $1.3 million to $1.0 million for the first quarter of 2004, from a net credit of $319,000 for the same period in 2003. In the first quarter of 2003, there was a one time credit of non-cash stock-based compensation of $1.4 million due to personnel changes.

As of March 31, 2004, Corcept had cash, cash equivalents and marketable securities of $9.0 million. The total cash used in the company’s operating activities for the first quarter of 2004 was $2.2 million. Subsequent to the end of the first quarter, Corcept completed its initial public offering, in which the company sold 4,500,000 shares of common stock at $12 per share. The net proceeds of this offering were $49.0 million.

“During the first quarter, we made significant progress toward our goal of providing a much needed treatment for patients affected by psychotic major depression, or PMD” said Dr. Joseph Belanoff, Corcept’s chief executive officer. “We believe that the funds raised in our initial public offering combined with the cash already on hand will enable us to complete the clinical development of CORLUX™ for the treatment of PMD. We plan to commence pivotal Phase III trials designed to replicate the statistically significant results of the double-blind clinical study we completed last December. Because of the serious nature of PMD and the lack of approved drugs for the disorder, the FDA has granted a Fast Track designation for CORLUX for the treatment of the psychotic features of PMD.”

Commenting on Corcept’s financial guidance for the remainder of 2004, Fred Kurland, Corcept’s chief financial officer, stated, “After we commence our pivotal clinical trials, we anticipate our cash use will increase beyond the pace of the first quarter. We anticipate a net cash burn of between $15 million and $20 million in 2004.”

About Psychotic Major Depression

PMD is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or manic depressive illness. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with PMD are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for PMD.

About Corcept Therapeutics Incorporated

Corcept Therapeutics Incorporated is a pharmaceutical company engaged in the development of drugs for the treatment of severe psychiatric and neurological diseases. Corcept’s lead product, CORLUX™, is currently in Phase III clinical trials for the treatment of the psychotic features of psychotic major depression. The drug is administered orally to PMD patients once per day for seven days. CORLUX, a potent GR-II antagonist, appears to mitigate the effects of the elevated and abnormal release patterns of cortisol. Corcept is also conducting a clinical trial to evaluate the safety and efficacy of our product in improving cognition in patients with mild to moderate Alzheimer’s disease. For additional information about the company, please visit www.corcept.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to our PMD clinical development program, the sufficiency of our cash, and our expected expenses. Forward-looking statements are subject to a number of known and unknown risks and uncertainties which might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the commencement, cost, completion or success of clinical trials, there can be no assurances with respect to the regulatory process or regulatory approvals, there can be no assurances with respect to commercial success, and financial projections may not be accurate. Risk factors are set forth in the Company’s SEC filings, all of which are available from our website (www.corcept.com) or from the SEC’s website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

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CORCEPT THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS:
Current assets:
Cash, cash equivalents and short-term investments	$8,993,337	$11,577,283
Other current assets	347,940	165,341

Total current assets	9,341,277	11,742,624

Other assets	941,678	38,336

Total assets	$10,282,955	$11,780,960

LIABILITIES AND STOCKHOLDER’S EQUITY:
Current liabilities:
Accounts payable	$935,788	$321,806
Other current liabilities	593,779	692,180

Total current liabilities	1,529,567	1,013,986

Other liabilities	528,897	523,689

Total liabilities	2,058,464	1,537,675

Convertible preferred stock	41,715,974	41,715,974

Shareholder’s equity:
Common stock	9,335	9,335
Additional paid-in capital	10,428,765	8,981,827
Notes receivable from stockholders	(246,258)	(246,258)
Deferred compensation	(3,194,970)	(2,279,524)
Deficit accumulated during the development stage	(40,488,355)	(37,937,426)
Accumulated other comprehensive loss	—	(643)

Total stockholders’ equity	(33,491,483)	(31,472,689)

Total liability and stockholders’ equity	$10,282,955	$11,780,960

CORCEPT THERAPEUTICS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2004	2003
OPERATING EXPENSES:
Research and development*	$1,576,584	$3,184,855
General and administrative*	993,445	(318,910)

Total operating expenses	2,570,029	2,865,945
Interest and other income, net	24,308	59,371
Interest expense	(5,208)	(5,208)

Net loss	$(2,550,929)	$(2,811,782)

Basic and diluted net loss per share	$(0.28)	$(0.36)

Shares used in computing basic and diluted net loss per share	8,959,753	7,894,069

* Includes non-cash stock-based compensation of the following:

Research and development	$141,002	$150,641
General and administrative	390,490	(944,487)

Total non-cash stock-based compensation	$531,492	$(793,846)